UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 17, 2008

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of James D. White as President and Chief Executive Officer

On November 17, 2008, Jamba, Inc. (the “Company”) announced that effective as of December 1, 2008 (the “Effective Date”), the Board of Directors has appointed James D. White as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors. Mr. White, age 47, joins the Company from Safeway, Inc., a publicly-traded Fortune 100 food and drug retailer, where he has been Senior Vice President, Consumer Brands since 2005. While at Safeway, he was most recently responsible consumer brands operation spanning 35 different categories, including expanding private label into higher quality, premium priced categories. In addition, Mr. White developed a robust pipeline of innovation including the launches of O Organic foods and Eating Right brands at Safeway. Mr. White also held the position of Senior Vice President of Business Development, North America, for The Gillette Company from 2002 to 2005. At Gillette, he played a critical role in implementing company-wide global quality and service transformation and was responsible for supporting the North American businesses. Mr. White also served in executive positions at Nestle Purina and began his career at The Coca-Cola Company.

Entry into Employment Agreement with James D. White

In connection with Mr. White’s appointment as President and Chief Executive Officer, the Company, through its wholly-owned subsidiary, Jamba Juice Company (“Jamba Juice”), entered into a three year employment agreement with Mr. White dated November 17, 2008 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. White will be entitled to (i) an initial annual base salary of $550,000; (ii) a one-time signing bonus in the amount of $100,000, less applicable withholding, paid in a single lump sum payment; (iii) an annual performance bonus of up to 100% of his base salary then in effect, based on targets established by the Board (or appropriate committee thereof); and (iv) a retention bonus (the “Retention Bonus”) equal to the lesser of (a) $500,000, less applicable withholding or (b) such amount as would result in a net of tax amount retained by Executive equal to $300,000, to be paid in a lump sum payment as of the Company’s first regular payroll date immediately following his first day of employment. The Retention Bonus shall vest over a three year period with one-third vesting on each consecutive anniversary of the Effective Date. In the event he terminates his employment on a voluntary basis and not for good reason (as such terms are defined in the Employment Agreement) prior to the full vesting of the Retention Bonus, he will be required to repay to the Company the full amount of any unvested portion of the Retention Bonus. In the event he is terminated without cause or resigns for good reason independent of a change of control (as such term is defined in the Employment Agreement), he will be entitled to a severance payment equal to: (A) one year of his base salary then in effect on the date of termination; (B) the average annual cash bonus paid to him for the most recent three years of employment and (C) payment of premiums for COBRA coverage for a twelve-month period. In the event he is terminated without cause or resigns for good reason within 12 months of a change in control, he will be entitled to a severance payment equal to: (A) eighteen months of his base salary then in effect on the date of termination; (B) a payment equal to one and one-half times the annual target bonus based on the most recent target bonus paid to him; and (C) payment of premiums for COBRA coverage for the eighteen-month period.

In addition, on the Effective Date, Mr. White will be granted a nonqualified stock option to purchase up to 1,500,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the Effective Date, vesting over four years so long as Mr. White remains an employee of Jamba Juice, with twenty-five percent of the total number of shares subject to this award vesting on each anniversary of the Effective Date. Mr. White will be entitled to one year of accelerated vesting in any unvested stock options in the event of a termination without cause or resignation for good reason.

The description of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement filed herewith as Exhibit 10.1.

Appointment of James D. White as a Member of the Board of Directors

In connection with the appointment of Mr. White as President and Chief Executive Officer of Jamba Juice, the Board of Directors appointed Mr. White as a member of the Board of Directors of the Company.

Resignation of Steven R. Berrard as Interim President and CEO; Resignation of Mr. Federico from the Audit Committee and Re-Appointment of Mr. Berrard to the Audit Committee

Effective upon Mr. White’s appointment as Chief Executive Officer and President, Mr. Steven R. Berrard will be stepping down as the Company’s interim Chief Executive Officer and President but will remain as the Company’s Chairman of the Board of Directors. In addition, effective upon Mr. Berrard’s resignation as interim Chief Executive Officer and President, Mr. Richard L. Federico resigned as a member of the Audit Committee of the Company’s Board of Directors and the Board re-appointed Mr. Berrard to the Audit Committee effective upon Mr. Federico’s resignation.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated November 17, 2008 between Jamba Juice Company and James White.

99.1	Press release dated November 17, 2008 regarding the appointment of James White as President and CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: November 18, 2008	By:	/s/ Michael Fox
		Name:	Michael Fox
		Title:	Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated November 17, 2008 between Jamba Juice Company and James White.

99.1	Press release dated November 17, 2008 regarding the appointment of James White as President and CEO.